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                                                                     Ex-99.1 (d)

                MERRILL LYNCH CALIFORNIA MUNICIPAL SERIES TRUST

                         Establishment and Designation
                                       of
                    Merrill Lynch California Tax-Exempt Fund


              The undersigned, being a majority of the Trustees of Merrill Lynch California Municipal Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.2 of the Declaration of Trust, as amended, dated March 20, 1985 (the "Declaration") of the Trust, do hereby divide the shares of beneficial interest of the Trust, par value
         $.10 per share ("Shares"), to create a separate Series, within the meaning of said Section 6.2, as follows:

              1.   The Series is designated the "Merrill Lynch
                   California Tax-Exempt Fund" (referred to herein as the 'Fund").

              2. Shares of the Fund shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

              3. The purchase price of Shares of the Fund, the method of determination of net asset value of the Fund, the price, terms and manner of redemption of Shares of the Fund, and the relative dividend rights of holders of Shares of the Fund shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus relating to shares of the Fund, as amended from time to time, under the Securities Act of 1933, as amended.

              IN WITNESS WHEREOF, the undersigned have signed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this 25th day of July, 1985.




         /s/ PHILIP KIRSTEIN                  /s/ GERALD M. RICHARD
         ---------------------------          ------------------------------
         9 Liberty Street                     6 Fawn Drive
         Ossining, New York   10562           Belle Mead, New Jersey 08502

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       /s/ ROBERT HARRIS                  /s/ WILLIAM E. ALDRICH
       ---------------------------        ------------------------------
       22 Zeloof Drive                    111 Windsor Road
       West Windsor, New Jersey 08648     Needham, Massachusetts 02192


            The Declaration of Trust establishing Merrill Lynch California Municipal Series Trust, dated March 20, 1985, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch California Municipal Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, share-holder, officer, employee or agent of Merrill Lynch California Municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust
       Estate only shall be liable.





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